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EXHIBIT 99.1


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Contact: Curtis Swanson                      or Yvonne L. Zappulla
         President and CEO                      Managing Director
         RTIN Holdings, Inc.                    Wall Street Investor Relations Corp.
         903-295-6800                           212-681-4108
         investorrelations@rtinholdings.com     Yvonne@WallStreetIR.com
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              RTIN Holdings Receives Proceeds of $1.0 million from
                              Exercise of Warrants

         August 2003 Private Placement Investors Exercise Warrants Early



Longview,  TX -  (PRNewsWire)-December  16, 2003 RTIN  Holdings,  Inc.  (OTC BB:
RTNH), a medical communications and technology company, announced today that it has received just over $1 million from the exercise of warrants by the shareholders that participated in the private placement offering of August 2003. A portion of the proceeds from the exercise of the warrants are expected to be used to facilitate the integration of the Advanced Pharmacy Solutions acquisition announced on December 8, 2003.

The shareholders exercised 676,500 warrants at $1.50 per warrant generating $1,014,750 in capital for the Company. Curtis Swanson, CEO of RTIN Holdings, commented, "The warrants were exercised by the shareholders specifically to facilitate the planned acquisition and permits us to conserve our existing working capital to support the current pharmacy growth initiatives."



About RTIN Holdings, Inc.
RTIN Holdings, Inc. is a public holding company with four operating subsidiaries, Safe Med Systems, Inc., MedEx Systems, Inc., Safescript Pharmacies, Inc. and Pegasus Pharmacies, Inc. Safe Med Systems, Inc. and MedEx Systems, Inc. are medical communications/technology companies that provide state-of-the-art, prescription units loaded with patent-pending software and secure, broadband wireless technology. Safescript Pharmacies, Inc. and Pegasus Pharmacies, Inc. are the preferred retail pharmacy provider that specializes in filling prescriptions generated by the Safe Med Systems and MedEx Systems technology. For additional information please visit our websites at www.rtinholdings.com and www.safemedinc.com


Certain statements in this news releases may constitute "forward-looking" statements within the meaning of section 21E of the Securities and Exchange Act of 1934. The Company believes that its expectations, as expressed in these statements are based on reasonable assumptions regarding the risks and uncertainties inherent in achieving those expectations. These statements are not, however, guarantees of future performance and actual results may differ materially. Some of the factors that may affect the forward looking statements in this news release are the rate of acceptance of new versions of proprietary software, the availability of personnel to present new software to users and the availability and functionality of competitive systems. Other risk factors are listed in the most recent Annual Report on Form 10-KSB and Quarterly Report on Form 10-QSB filed with the Securities and Exchange Commission. Such forward-looking statements involve risks, uncertainties, which may cause the actual results, performance, or achievement expressed or implied to differ.


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